INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by referenced in this Registration Statement of Fleming Companies, Inc. on Form S-8 of our report dated February 22, 1996 (April 12, 1996 as to effects of a jury verdict, other resulting legal proceedings and related matters discussed in Subsequent Events note), appearing in the Annual Reports on Form 10-K and on Form 10-K/A of Fleming Companies, Inc. and subsidiaries for the year ended December 30, 1995.


DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Oklahoma City, Oklahoma
September 3, 1996